UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2013

Columbia Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenlake Parkway, Suite 1200
Atlanta, GA 30328
(Address of principal executive offices, including zip code)

(404) 465-2200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Principal Financial Officer
Effective August 6, 2013, the Board of Directors (the “Board”) of Columbia Property Trust, Inc. (the “Company”) appointed James A. Fleming to serve as Executive Vice President and Chief Financial Officer of the Company. As Chief Financial Officer, Mr. Fleming will be the Company's Principal Financial Officer and will assume the responsibilities that were previously performed by Wendy W. Gill, who has acted as interim-Principal Financial Officer of the Company since February 28, 2013. Ms. Gill will continue in her role as Chief Accounting Officer, Senior Vice President and Treasurer of the Company.
Prior to joining the Company, Mr. Fleming, 55, served as Executive Vice President and Chief Financial Officer of Schottenstein Property Group, Inc., an owner, operator, acquirer and redeveloper of shopping centers, since January 2011. Mr. Fleming was Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated, a leading diversified real estate company, based in Atlanta and listed on the New York Stock Exchange, from August 2004 to November 2010. From July 2001 to August 2004, Mr. Fleming was Senior Vice President, General Counsel and Secretary of Cousins Properties Incorporated. Prior to joining Cousins Properties, Mr. Fleming was a partner in the Atlanta law firm of Fleming & Ray from October 1994 until July 2001. Since March 2009, Mr. Fleming has served as a member of the board of directors of Carmike Cinemas, Inc., and he is currently a member of such board's compensation and nominating committee. Mr. Fleming received his B.E.E. from Auburn University and J.D. from University of Virginia.
As Executive Vice President and Chief Financial Officer, Mr. Fleming will be eligible to participate in the Company's 2013 long-term incentive program and annual cash incentive compensation program. Under the long-term incentive program, Mr. Fleming's performance-based component is set at 75% and total target equity incentive opportunity for 2013 is set at $500,000. Under the annual cash incentive compensation program, Mr. Fleming's target payout opportunity is 90% of his base salary; however, as described below, for 2013, he is guaranteed a cash bonus of $325,000. Additional terms of his appointment as Executive Vice President and Chief Financial Officer and employment with the Company are described below under “Employment Agreements.”
Employment Agreements
On August 6, 2013, the Company entered into Employment Agreements (collectively, the “Employment Agreements”) with E. Nelson Mills, the Company's Chief Executive Officer and President, and James A. Fleming, the Company's Chief Financial Officer and Executive Vice President (the “Named Executive Officers”). The terms of the Employment Agreements were approved by the Board based upon the recommendation of the compensation committee of the Board (the “Compensation Committee”). The Compensation Committee reviewed competitive executive contract market materials and retained its own legal counsel and independent compensation consultant to, among other things, negotiate the terms of the Employment Agreements. The Employment Agreements provide for a term commencing August 6, 2013 and ending December 31, 2016. In the event that the employment of the Named Executive Officers continues following the expiration of the Employment Agreements, their employment will be “at will” unless a new employment agreement is entered into relating to their continuing employment.
Compensation. During the term of each Employment Agreement, the Company will pay each Named Executive Officer an annual base salary, as set forth in the table below, which will be reviewed annually and may be increased but may not be reduced without the Named Executive Officer's consent. In addition, during the term of his Employment Agreement, each Named Executive Officer will be eligible to receive cash incentive compensation as determined by the Compensation Committee. Each Named Executive Officer's target annual cash incentive compensation will be equal to a percentage of his base salary, also as set forth below, except that for 2013, Mr. Fleming will receive a guaranteed cash bonus of $325,000. The Compensation Committee will establish metrics applicable to the business performance of the Company and Messrs. Mills' and Fleming's respective individual performance which, along with the discretion of the Compensation Committee, will determine the amount of the cash bonus award on an annual basis.

Executive Officer	Minimum Base Salary	Target Annual Cash Incentive Compensation (as a % of base salary)
E. Nelson Mills	$675,000	100%
James A. Fleming	$425,000	90%	*
*Mr. Fleming will receive a cash bonus of $325,000 for 2013.

During the term of his Employment Agreement, each Named Executive Officer also will be eligible to receive equity awards under the Company's 2013 Long-Term Incentive Plan, and any other successor plan. Each award may be made in such amounts, and on such terms, as the Compensation Committee may determine in its sole discretion.
In addition to the base salary, bonus amounts and equity-based awards described above, the Named Executive Officers will be entitled to additional benefits, including participation in all present and future employee benefit and retirement plans of the Company generally available to the Company's employees, no fewer than 20 days per full year of vacation, and reimbursement of reasonable business expenses.
The Company may recover any bonus, incentive-based, equity-based or other similar compensation paid pursuant to the Employment Agreements, as and to the extent required by applicable law, governmental regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to such laws, regulations or requirements).
Payments Upon Termination. Under the Employment Agreements, the Company is required to provide any earned but unpaid base salary and other vested benefits to each Named Executive Officer in the event of a termination of his employment. In addition, each Named Executive Officer will have the right to additional compensation and benefits depending upon the manner of termination of his employment, as summarized below.
If either Named Executive Officer's employment is terminated by the Company without “cause” or by the Named Executive Officer for “good reason” (each as defined in the Employment Agreements) during the term of the Employment Agreement, then, subject to the condition that the Named Executive Officer execute a general release:

A.
the Company will pay to the Named Executive Officer an amount equal to the product of: (1) a “Severance Multiple,” equal to 2.0 for Mr. Mills and 1.5 for Mr. Fleming; and (2) the sum of: (a) the Named Executive Officer's base salary; and (b) either (i) the Named Executive Officer's target annual cash incentive compensation, if termination occurs prior to payment of the Named Executive Officer's target annual cash incentive compensation for 2013; or (ii) the average of the actual annual cash incentive compensation received by the Named Executive Officer during the prior three years (or such shorter period, as applicable), if termination occurs after the payment of the Named Executive Officer's target annual cash incentive compensation for 2013. For purposes of clause (i) above, Mr. Fleming's target bonus is 90% of his base salary, or $382,500;

B.
all equity awards with time-based vesting will immediately vest in accordance with their terms, and any equity awards that are subject to subsequent performance-based vesting conditions will vest pro-rata, if at all, if the Compensation Committee determines that the performance goals, conditions or metrics related to the award have been achieved, and which pro-rata vesting will be based upon a “Pro Rata Multiple,” the numerator of which will be equal to the number of days the Named Executive Officer was employed by the Company from the commencement of the applicable performance period through the date of termination, and the denominator of which will be equal to the total number of days in the applicable performance period. In addition, for any equity awards that the Named Executive Officer would have been entitled to be granted for the then-current performance period (based on the satisfaction of established performance goals, conditions or metrics for such performance period) if the Named Executive Officer had continued to be employed by the Company at the time of grant, subject to the Compensation Committee's determination, in its reasonable discretion, that such performance goals, conditions or metrics have been achieved and at what level, the Company will pay the Named Executive Officer a cash payment equal to the dollar value of such equity award, multiplied by the Pro Rata Multiple. For 2013 only, the payment to Mr. Fleming under this term would not be multiplied by the Pro Rata Multiple, but would be subject to actual performance and would be based on a target amount of $600,000; and

C.
the Company will reimburse the Named Executive Officer for the difference between any monthly COBRA premium paid by the Named Executive Officer for himself and his dependents and the monthly premium amount for such group health plan coverage paid by the Company for similarly situated active executives. These payments will continue until the earliest of: (x) the eighteen month anniversary of the date of termination of the Named Executive Officer's employment; (y) the date the Named Executive Officer is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Named Executive Officer becomes eligible to receive substantially similar coverage from another employer.

In the event that either Named Executive Officer's employment is terminated within 12 months after the occurrence of the first event constituting a “change in control” (as defined in the Employment Agreements) of the Company, and the Named Executive Officer's employment is terminated by the Company without “cause” or by the Named Executive Officer with “good reason,” then, subject to the condition that the Named Executive Officer execute a general release, the Company will provide the payments and benefits set forth above except the Severance Multiple will be equal to 3.0 for Mr. Mills and 2.0 for Mr. Fleming.

In the event that (i) the Named Executive Officer's employment terminates due to death or disability during the term of the Employment Agreement, or (ii) the term of the Employment Agreement expires, contemporaneously with such expiration the Named Executive Officer's employment is terminated by the Company without “cause,” or the Named Executive Officer resigns with “good reason,” and the Named Executive Officer executes a general release, then the Named Executive Officer will receive accelerated vesting of his equity awards as described in subsection (B) above but will not receive any severance payments.
The Employment Agreements include a Section 280G “better of” provision, meaning, if any of the payments or benefits provided to the Named Executive Officer under the Employment Agreements or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give the Named Executive Officers a better after-tax result than if he received the full payments and benefits.
Restrictive Covenants. During the term of the Employment Agreements and for a period of 18 months thereafter for Mr. Mills and 12 months thereafter for Mr. Fleming, each Named Executive Officer has agreed to certain non-competition and non-solicitation provisions. In addition, the Named Executive Officers have agreed to certain non-disclosure provisions and intellectual property right provisions, applicable both during and after their employment with the Company, and certain non-disparagement provisions applicable during the term of the Employment Agreement and during the two-year period immediately following any termination of employment with the Company. However, the non-competition and non-solicitation provisions will not be applicable to a Named Executive Officer following his termination of employment in the event that such termination occurs upon or following the expiration of the term of his Employment Agreement.
Item 7.01 Regulation FD Disclosure.
On August 6, 2013, the Company published the attached press release announcing the appointment of James A. Fleming to the position of Executive Vice President and Chief Financial Officer of the Company. A copy of this press release is provided at Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the Securities and Exchange Commission (the “SEC”) and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in any such filing.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Property Trust, Inc.

Dated: August 6, 2013	By:	/s/ Wendy W. Gill
Wendy W. Gill
Chief Accounting Officer and Treasurer